UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2023

Vince Holding Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36212	75-3264870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 5th Avenue 20th Floor
New York, New York		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 944-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	VNCE	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2023, Amy "Levy" Trooskin, Chief Financial Officer of Vince Holding Corp. (the “Company”), notified the Company’s Board of Directors (the “Board”) of her decision to resign from her position to pursue another opportunity, effective June 30, 2023. Ms. Levy's decision to resign is not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Following her departure from the Company, in exchange for a standard release (the “Release”), dated June 16, 2023 and effective June 30, 2023, Ms. Levy will receive payments in an amount equal to six months of her annual base salary as in effect on the date of her departure, payable in 13 equal installments over a six month period in accordance with the Company’s normal payroll practices. The foregoing description of the Release does not purport to be complete and is qualified in its entirety by reference to the Release, to be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending July 29, 2023.

On June 16, 2023, the Board appointed Michael Hand as interim Chief Financial Officer, effective as of July 1, 2023, at which time Mr. Hand will also be appointed as the Company’s principal financial officer and principal accounting officer. Pursuant to the terms of the Service Agreement (defined below), Mr. Hand will immediately commence working with the Company to facilitate a smooth transition with Ms. Levy and will continue until a permanent Chief Financial Officer is appointed. Mr. Hand, age 68, has more than 40 years of financial, operations and general business experience in both public and private organizations. Since 2017, he has provided financial consulting and interim chief financial officers services to a variety of companies, including through BluWave, LP (“BluWave”), an executive services firm. Mr. Hand will remain an independent contractor while serving as the Company’s interim Chief Financial Officer.

In connection with the appointment of Mr. Hand, the Company entered into a contractor service agreement, dated as of June 16, 2023 (the “Service Agreement”), with Mr. Hand pursuant to a contractor introduction agreement previously entered into by and among the Company and BluWave. Pursuant to the Services Agreement, Mr. Hand will be paid weekly fees of $16,000 for interim Chief Financial Officer services while BluWave acts as a financial intermediary disbursing the funds received from the Company to Mr. Hand. The Company has also agreed to maintain directors and officers insurance covering Mr. Hand during his term. The Company may terminate the Service Agreement and the services of Mr. Hand at any time and for any reason upon seven days’ written notice. The foregoing description of the Service Agreement does not purport to be complete and is qualified in its entirety by reference to the Service Agreement, to be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending July 29, 2023.

There are no arrangements or understandings between Mr. Hand and any other persons pursuant to which he was retained as interim Chief Financial Officer, other than the Service Agreement discussed above. There are no family relationships between Mr. Hand and any director, executive officer or nominees thereof of the Company. There are no related party transactions between the Company and Mr. Hand that would require disclosure under Item 404(a) of Regulation S-K.

The Board and the Company’s management will work with an executive search firm to identify potential permanent Chief Financial Officer candidates.

On June 16, 2023, the Board unanimously elected David Stefko as a Class I director, effective immediately. Mr. Stefko will fill a currently vacant seat on the Board and will not serve on any of the committees of the Board. Following Mr. Stefko's appointment, the Board consists of seven directors with two seats that remain vacant.

Mr. Stefko brings to the Board extensive financial and executive leadership experiences, most recently as the Company’s Executive Vice President, Chief Financial Officer from 2015 until February 2023, when he retired from such position.

There are no family relationships between Mr. Stefko and any director, executive officer or nominees thereof of the Company. Except as disclosed herein, there are no related party transactions between the Company and Mr. Stefko that would require disclosure under Item 404(a) of Regulation S-K.

As previously announced, Mr. Stefko will continue to serve as an advisor to the Company to assist with the transition. Mr. Stefko is expected to continue as an advisor to the Company until a permanent Chief Financial Officer is appointed. As an employee member of the Board, Mr. Stefko is not eligible to receive any compensation from the Company for serving on the Board.

Item 7.01 Regulation FD Disclosure.

On June 16, 2023, the Company issued a press release regarding the executive transactions described above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information, including Exhibit 99.1 hereto, which the registrant furnished in this report is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Registration statements or other documents filed with the Securities and Exchange Commission shall not incorporate this information by reference, except as otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release of the Company, dated, June 16, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VINCE HOLDING CORP.

Date:	June 16, 2023	By:	/s/ Jonathan Schwefel
Jonathan Schwefel Chief Executive Officer